CONFIRMING STATEMENT

This Statement confirms that the undersigned, Donald W. Morgan, has authorized and designated Robert I. Chen, Margaret Craig and Lea-Anne Matsuoka, individually, to execute and to file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RAE Systems Inc., a Delaware corporation
("RAE Systems"). The authority of each of Robert I. Chen, Margaret Craig and Lea-Anne
Matsuoka, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of RAE Systems, unless earlier revoked in writing.
The undersigned acknowledges that each of Robert I. Chen, Margaret Craig and Lea-Anne
Matsuoka, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: December 22, 2004   /s/ Donald W. Morgan
    Donald W. Morgan